Exhibit 10.5

March 21, 2019

Lesya Lysyj

Dear Lesya,

We are pleased to offer you the position of Chief Marketing Officer of The Boston Beer Company, Inc., reporting directly to David Burwick, Chief Executive Officer. The following are the parameters of our offer:

Title: Chief Marketing Officer, reporting to David Burwick, Chief Executive Officer

Anticipated Start Date: April 29, 2019

Base Salary: $475,000.00 annually, payable bi-weekly.

Bonus Potential: 50% of paid salary each calendar year. The bonus will be tied to company goals that are determined annually. A bonus multiplier of up to 2.5X is available for significant performance above target. Your annual bonus paid for the 2019 calendar year will not be prorated, and the bonus will be calculated using the entire base salary as notated in this offer. Bonuses are paid on calendar year performance and you must be employed on December 31st of the applicable year to receive the bonus.

Stock Option Award: You will be granted a Stock Option Award for shares of Class A Common Stock of The Boston Beer Company, Inc. (NYSE: SAM) valued at approximately $1,500,000.00. The grant will be effective on the first day of the Company’s next Open Trading Window following your start date (the “Grant Date”). The Company’s next Open Trading Window runs from April 29 to May 10, 2019. (The next Open Trading Window runs from July 30 to August 12, 2019 should you commence service after May 13, 2019). The number of option shares will be calculated via an option pricing model using the closing price of SAM on the day prior to the Grant Date (the “Market Price”), rounded down to the nearest whole number of shares. The exercise price of each option share will be that Market Price. The option shares will vest on the following schedule, contingent on your continued employment by the Company on the applicable vesting dates:

•	50% on the third anniversary of the Grant Date;

•	25% on the fourth anniversary of the Grant Date;

•	25% on the fifth anniversary of the Grant Date

The Stock Option Award will be subject to a Stock Option Agreement and the Company’s Employee Equity Incentive Plan. The award will expire ten years after the Grant Date or ninety (90) days after the end of employment.

Restricted Stock Units: On the Grant Date you will also be awarded Restricted Stock Units (“RSUs”) of SAM valued at approximately $1,500,000. The actual number of RSU shares will be based on the Market Price, rounded down to the nearest whole number of shares. The shares will vest one-fourth each year on the first, second, third and fourth anniversary of the Grant Date, contingent on your continued employment by the Company on the applicable vesting dates.

The RSU will be subject to a Restricted Stock Unit Agreement and the Company’s Employee Equity Incentive Plan. RSUs have no expiration date, except that any then-unvested awards are forfeited to the Company upon the end of employment.

Equity Awards: The compensation structure of the Company’s Executive Officers, including equity awards, is determined at the discretion of the Company’s Board of Directors based on the recommendation of the Board’s Compensation Committee. Stock Option Awards to Executive Officers are generally granted on March 1 each year and are generally contingent on Company performance and continued employment. RSUs to Executive Officers are generally granted on March 1 each year and are generally contingent on continued employment.

Performance and Compensation Reviews: Annually beginning January 2020 with compensation increases effective April 2020.

Paid Time Off: You will begin accruing paid time off (PTO) on your first day of employment. During the first three years (3) of your employment, you will accrue 17 PTO days per year. Your weekly PTO accrual rate will increase on your anniversary date per the schedule outlined in the attached benefits summary. Accrual amounts will be prorated during your first year of employment, and on anniversary years in which your PTO day accrual rates are increased. PTO includes all vacation, sick, and personal time. If you reside in a state that requires an employer to rollover unused PTO from year-to-year, you may rollover accrued-but-unused PTO in accordance with such law(s).

Benefits: You will be eligible to participate in our medical and dental programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan immediately. Enclosed, you will find more detailed forms along with our New Hire Checklist. If you have specific questions regarding them, please let me know. Please note it is imperative that you provide I-9 documentation on or before your first day so we are able to add you to our payroll system. Failure to do so may delay your first paycheck.

Employment Agreement: As a condition of your employment in this position, you are required to sign and return to Boston Beer the attached Employment Agreement prior to your start date and you acknowledge that you have been given ten (10) business days to review this document prior to your start date. The Employment Agreement is incorporated into and is a part of this offer of employment. As additional consideration for your agreeing to and complying with the non-competition provision set forth in Section 4(a) of the Employment Agreement, Boston Beer agrees to pay you $10,000 (minus all required tax withholdings) at the time your employment with Boston Beer terminates, if your employment terminates on account of your voluntary resignation, or if Boston Beer terminates your employment with cause (as cause is defined in the Employment Agreement), subject to BBC’s election, at the time of termination, to enforce the non-competition covenant. Please review the Employment Agreement carefully. You have the right to consult with an attorney about the Employment Agreement before signing it.

At Will Employment: Your employment is, and will at all times remain, at will, meaning that you or the company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting our offer of employment, you confirm that you understand you are at will status.

Please note that at the senior officer level, you compensation, equity grants, and biographical information may be disclosed publicly in our proxy statement and other public documents filed with the Securities and Exchange Commission. Also, all aspects of your compensation may be subject to Compensation Committee review and approval from time to time. The Company has also established claw- back provisions to recover executive compensation not earned.

Please indicate your acceptance of this offer by e-signing and accepting the offer via The Boston Beer Company online careers portal. Please note, this offer is contingent upon your signing the Employment Agreement in the form enclosed with this letter. Should you have any questions, please do not hesitate to contact me.

Lesya, we are delighted to extend this offer and hope that you decide to join us. I look forward to working with you together as we grow this company.

Best Regards,

David Burwick

President and CEO

Enc. Form of Option Agreement

Form of Restricted Stock Agreement

Employee Equity Incentive Plan (EEIP) Disclosure Statement

Employment Agreement

cc: Jim Koch

Cheryl Fisher

I accept the offer of employment, subject to the terms and conditions set forth in this letter.

PLEASE NOTE: This offer is contingent upon the successful completion of pre-employment screening.

Offer Letter Attachments

DB Welcome Letter_11.18.pdf

Employment Agreement (10-1-2018).docx

2019 Benefits Overview.pdf

/s/ Lesya Lysyj

3/21/19